FOR IMMEDIATE RELEASE
Company Contacts:
Tom Brandt Senior Vice President and CFO TeleCommunication Systems, Inc. 410-280-1001 tbrandt@telecomsys.com	Scott Liolios Investor Relations Liolios Group 949-574-3860 scott@liolios.com

TELECOMMUNICATION SYSTEMS, INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2004 RESULTS

Fourth quarter revenue $31 million,
29% increase over fourth quarter 2003

ANNAPOLIS, Md. – February 9, 2005 – TeleCommunication Systems, Inc. (TCS) (Nasdaq: TSYS), a global leader in mission-critical wireless data technology, today announced results for the quarter and year ended December 31, 2004.

TCS reported total revenue for the quarter of $31.4 million compared to $24.4 million for the same period last year. On a GAAP basis, TCS reported a net loss of $12.5 million or $.35 per share on a basic and diluted basis, compared to net income of $1.4 million or $.05 per basic share ($.04 diluted) in the same period last year. The loss for the fourth quarter of 2004 includes the $7.9 million debt conversion expense anticipated in the company’s August 31 financing arrangement announcement.

In addition to using GAAP results in evaluating TCS’s business, management also believes it useful to measure results using a non-GAAP measure which we refer to as adjusted operating income/loss. This measure excludes non-cash compensation expense, depreciation and amortization of fixed assets, amortization of software development costs, amortization of acquired intangible assets, non-cash financing expenses and non-cash debt conversion expense. The adjusted operating loss in the fourth quarter was $(1.9) million, or $(.05) per share on a basic and diluted basis, compared to adjusted operating income of $3.7 million or $.12 per basic share ($.11 diluted) in the same period last year. See “GAAP to non-GAAP Reconciliation” below for further information on our non-GAAP measure.

For the full year 2004, revenue was $142.7 million, up $50.6 million, or 55%, from 2003’s revenue of $92.1 million. The company’s net loss for 2004 was $(18.3) million, or $(.55) per share on a basic and diluted basis, compared to a net loss of $(13.5) million, or $(.45) per share on a basic and diluted basis, in 2003. Adjusted operating income in 2004 was $2.3 million, or $.07 per basic share ($.06 diluted), compared to adjusted operating income of $4.4 million, or $.15 per basic share ($.14 diluted), in 2003.

“During 2004, we have substantially strengthened our company’s ability to monetize mission critical wireless data technology through in-network deployments and through hosting in our state-of-the-art service bureau facilities. Our experts are now applying our proven abilities in cellular and satellite-based communication to meet the demands of wireless carriers, enterprise CIOs, and government customers. In particular, we have developed the ability to capture the precise location of wireless device users in all major network architectures, and offer applications like the Rand McNally™-branded “Traffic Matters” service to stimulate usage of location based services. Our company has been steadfast in our $20 million a year level of R&D investment, recognizing that we could of course cut that back and have a better short term bottom line. Our investments now position us with solutions for leading variants of location-based services (LBS) architecture and applications. We expect LBS to be a growing business for carriers and for TCS in 2005, and that LBS usage growth will accelerate in 2006. As recently as December ’04, a leading research firm has reported that ‘as a category, LBS holds much broader mass-market appeal among wireless subscribers than other wireless data services such as short messaging services, ring tones, and mobile games.’ “

“Fourth quarter 2004 government revenue was lighter than expected as agencies continued transitioning to higher priced, lower-operating-cost VSAT (Very Small Aperture Terminal) gear and pushed purchases into 2005. With the recent sales of the new DVM100 VSAT Module, we remain confident in our Swiftlink™ product line, and expect continued growth through 2005,” said Maurice Tosé, founder and CEO.

As of December 31, 2004, we had unfulfilled orders, or backlog, of approximately $104 million, of which we expect to realize approximately $58 million in 2005.

OPERATING HIGHLIGHTS

Carrier

•	Utilizing TCS’ location technology, Telefonica affiliate VIVO™ pioneered the launch of Location Based Services in Brazil. VIVO is one of the world’s top ten cellular telephone operators and has grown by more than 50% to 26 million customers in just a year and nine months. VIVO has reported that during 2004 VIVO stood out by introducing innovative services like VIVO Finder, which is driven by TCS’s XYPoint™ location platform.

•	Collaborations with Qualcomm and with several other major telecommunications original equipment manufacturers in the development and marketing of wireless location-based services progressed to new levels. Coupled with our continued R&D investment, primarily in location-based technology, we believe that our visibility to carriers as a leader in the field continues to be enhanced.

•	TCS deployed Voice Over Internet Protocol (VoIP) Enhanced 9-1-1 (E9-1-1) service for CommPartners and BroadVox. CommPartners is a VoIP facilitator providing IP telephony services and connectivity to service providers. BroadVox operates a carrier-grade VoIP network in the top 92 North American markets; over 1.5 billion minutes were originated and terminated on the BroadVox network in 2003 alone. The TCS VOIP E 9-1-1 service delivers a set of comprehensive capabilities meant to address the broad range of challenges for emergency services that current VoIP technologies pose.

•	TCS was chosen as a charter partner in the National Emergency Number Association’s Next Generation E9-1-1 program, to explore the importance of extending and enhancing 9-1-1 networks.

•	TCS entered into its first Hosted Location Based Services contract with a large North American wireless carrier.

Enterprise

•	Corporate Express, a thought leader in distribution technology, deployed TCS’ 20/20 Delivery™ solution on Symbol® handheld devices and Cingular Wireless’ nationwide GPRS network. This technology provides Corporate Express with the ability to gain real-time visibility into its delivery cycle. They deployed the Mobile Proof of Delivery solution across its entire fleet of 1,400 delivery vehicles in all 28 distribution centers at 110 locations throughout the U.S.

•	Allied Office Products, the nation’s largest independent dealer of office products and services, signed a contract to deploy TCS’ end-to-end 20/20 Delivery™ wireless mobile supply chain data solution for its entire distribution vehicle fleet.

•	TCS reached an agreement with Dow Jones to supply customized content through marketStream™, our streaming mobile service, throughout Europe.

•	We signed a partnership agreement with Velocita Wireless to become a reseller of the RIM Blackberry® Solution on Velocita’s Mobitex data communications network, an extension of our existing partnership.

Government

•	During the fourth quarter of 2004, TCS expanded the scope of its work under two, multi-year, multi-million-dollar network systems integration service contracts which originated in 2004, with Defense Telecom Services –Washington and with the National Capital Region Directorate of Information Management.

•	The City of Baltimore became the first metropolitan area to adopt TCS’s SwiftLink™ for an added level of readiness for emergency needs.

•	We were recognized by the U.S. Department of Commerce for high achievement in opening new foreign markets.

FINANCIAL DETAILS

Revenue and Gross Profit (revenue minus direct cost of revenue, including amortization of software development costs):

Total fourth quarter 2004 revenue was $31.4 million, up 29% from $24.4 million in the fourth quarter of 2003, and down 17% from $38.0 million in the third quarter of 2004. The year over year increase in revenue was due primarily to the revenue generated by our Enterprise segment which was acquired effective January 1, 2004. Total gross profit was $12.5 million for the quarter, up $0.1 million from fourth quarter 2003’s $12.4 million, and down $0.6 million from the third quarter of 2004. The company’s overall gross margin was 40% in the most recent quarter, vs. 51% in the fourth quarter of 2003, and up from 35% in the previous quarter due mainly to a varying mix of revenue sources.

Comparative revenue and gross profit data for the fourth quarter 2004 compared to the third are:

	Fourth Quarter 2004				Third Quarter 2004

Revenue ($millions)	Govt.	Carrier	Enter- prise	Total	Govt.	Carrier	Enter- prise	Total

Service bureau and subscriber		$9.7	$8.9	$18.6		$9.4	$10.0	$19.4

Software systems		4.5	1.4	5.9		3.6	1.4	5.0

Solutions	$6.9			6.9	$13.6			13.6

Total revenue	$6.9	$14.2	$10.3	$31.4	$13.6	$13.0	$11.4	$38.0

	Fourth Quarter 2004				Third Quarter 2004

Gross profit ($millions)	Govt.	Carrier	Enter- prise	Total	Govt.	Carrier	Enter- prise	Total

Service bureau and subscriber		$5.2	$2.2	$7.4		$5.2	$2.2	$7.4

Software systems		2.1	0.5	2.6		1.1	0.3	1.4

Solutions	$2.5			2.5	$4.3			4.3

Total gross profit	$2.5	$7.3	$2.7	$12.5	$4.3	$6.3	$2.5	$13.1

Service bureau and subscriber revenue from carrier and enterprise customers, substantially all of which is month-after-month customer billings, was $18.6 million in the fourth quarter of 2004, down $0.8 million, or 4%, from Q3-04. Carrier E9-1-1 service revenue increased 3% over the third quarter. During the quarter, our Blackberry™ business continued to face competitive pressure due to the transition to a market of multiple carrier alternatives.

The company is emphasizing growth in its recurring revenue business. For carriers, we have entered into our first hosted commercial location-based services contract and expect to generate scale economies through broader use of our E 9-1-1 network operations center. For enterprise customers, we are entering new carrier reseller agreements and enhancing our handheld device client software application portfolio, positioning the company to offer broader selections to our CIO customers.

The gross profit from service bureau and subscriber revenue was approximately $7.4 million in both the third and fourth quarters of 2004. Gross profit as a percentage of revenue increased to 40% in Q4-04 from 38% in Q3-04. Gross profit from monthly subscriber and service bureau arrangements increased from $5.3 million in the fourth quarter of 2003 due to the inclusion of the Enterprise segment in 2004 results.

Software systems revenue from carrier and enterprise customers was $5.9 million in the fourth quarter of 2004, up $0.8 million, or 18%, from $5.1 million in the third quarter of 2004 and up $0.9 million, or 19%, from fourth quarter 2003 revenue of $5.0 million. Fourth quarter software systems revenue was comprised of approximately $4.5 million from the Wireless Carrier segment, and almost $1.4 million from the Enterprise segment, which was acquired effective January 1, 2004.

Gross profit from software systems in the fourth quarter of 2004 was $2.6 million, or 44% of revenue, in the most recent quarter, up $1.2 million, or 83%, from the third quarter of 2004 and down $0.7 million, or 21%, from $3.3 million in the fourth quarter of 2003. Revenue in the fourth quarter of this year was comprised of a higher proportion of higher-margin license revenue than was reported in the third quarter of 2004. Revenue in the fourth quarter of 2003 included two large sales of higher-margin license revenue that resulted in an unusually high gross margin as a percentage of revenue in that period.

Government network solutions revenue from systems integration and digital communications projects, primarily for U.S. federal government customers, was $6.9 million in the fourth quarter, down $6.7 million from $13.6 million in the third quarter of 2004, and down $3.1 million from last year’s fourth quarter $10.0 million of Government revenue. Quarter-to-quarter variances in Government revenue are due primarily to our shipment volumes of deployable Swiftlink™ and similar systems, and our second half 2004 orders were lower than we expected. Customer purchase delays, in part due to reallocations of funding among agencies, were a cause of the lower volume. We expect that our new VSAT designs and certifications of our systems for sale into new customer markets will result in year over year revenue growth from the product line in 2005.

Gross profit from Government Network Solutions during the fourth quarter of 2004 was $2.5 million, or 37% of revenue, vs. $4.3 million, or 32% of revenue, last quarter and $3.9 million, or 39% of revenue, in the fourth quarter of last year. The fluctuation in margins as a percentage of revenue reflects variations in the Government Network Solutions sales mix.

Operating Expenses (R&D, sales and marketing, and G&A):

Fourth quarter 2004 operating expenses excluding non-cash charges were $13.3 million, up 3% from $13.0 million in the prior quarter, and up $3.9 million, or 42%, from the $9.4 million in the fourth quarter of 2003. The increase from the prior year arises predominantly as a result of sales, marketing, R&D and G&A expenses associated with adding the Enterprise segment in January 2004, as well as expenses associated with Kivera software operations added in September 2004.

Research and development expenses for the quarter were $5.1 million, which compares to R&D investments of $4.8 million in the preceding quarter and $4.2 million in the fourth quarter of 2003. We are making investments to enhance deliverables across our company, and are continuing our focus on cellular location-based technology, as well as blending technology elements resident in TCS to meet government and enterprise customer needs, such as asset tracking solutions. Our portfolio of issued patents has increased to 29, with more than 90 applications pending.

Sales and marketing expenses totaled $3.4 million, up slightly from $3.1 million in the previous quarter, and up from $2.2 million in the fourth quarter of 2003, mainly due to the addition of the Enterprise sales team.

General and administrative expenses were $4.9 million in the fourth quarter of 2004, down from $5.1 million last quarter and up from $2.9 million in the fourth quarter of 2003. The increase over prior year includes $1.0 million associated with the Enterprise segment, and corporate expenses associated with Sarbanes-Oxley Sec. 404 compliance, including legal fees.

Net loss for the fourth quarter of 2004 was $(12.5) million, or $(.35) per basic and diluted share, compared to a net loss of $(3.2) million, or $(.10) per basic and diluted share in the third quarter of 2004, and net income of $1.4 million, or $.05 per basic share ($.04 diluted), in the fourth quarter of 2003. During the fourth quarter, convertible debt with a face value of $15 million was converted to common equity, resulting in debt conversion expense of $7.9 million. This charge is consistent with the accounting anticipated in the company’s August 31 financing arrangement announcement. For the purpose of calculating net loss per basic share, basic weighted average shares outstanding were 35.4 million during Q4-04, 33.6 million during Q3-04, and 30.2 million during Q4-03. For the purpose of calculating net loss per diluted share, diluted weighted average shares outstanding were the same as the basic shares outstanding in Q4-04, and were 34.2 million shares in Q4-03, 36.9 million shares for fiscal year 2004, and 31.9 million for fiscal year 2003.

The company’s cash and cash equivalents balance was approximately $18 million at December 31, 2004 versus $15 million at September 30, 2004. The $3 million net increase in cash during the quarter was primarily the result of a $9.8 million decrease in working capital other than cash and debt, offset by $1.8 million of capital asset additions, $2.6 million net payments of debt and capital lease obligations, and the operating loss of about $1.9 million for the quarter. Approximately $5 million was available under the company’s bank line of credit at December 31, 2004.

CONFERENCE CALL

The company has scheduled a conference call for this evening, Wednesday, February 9, 2005 at 5:00 PM EST. The company’s Chairman, President and CEO, Maurice B. Tosé, and Tom Brandt, Senior Vice President and CFO, will discuss the fourth quarter 2004 results and other corporate information. A question and answer session will follow management’s presentation. To participate in the conference call, investors can dial the appropriate number below shortly before the 5:00 PM start time and ask for the TeleCommunication Systems conference call hosted by Mr. Tosé. The teleconference dial-in numbers are as follows:

Domestic callers:	1-888-285-0969
International callers:	1-706-679-7848
Conference ID:	3823208

The conference call will be broadcast simultaneously on the company’s web site, http://www.telecomsys.com. Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software. A replay of the call will be available on Wednesday, February 9, 2005 beginning at 8:00 PM EST and will be accessible until Wednesday, February 16, 2005 at 5:00 PM EST. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international listeners. The access number is 3823208.

ABOUT TELECOMMUNICATION SYSTEMS, INC.

TeleCommunication Systems, Inc. (TCS)(NASDAQ:TSYS) is a leading provider of mission critical wireless data solutions to carriers, enterprise and government customers. TCS’ wireless data offerings include location-based Enhanced 9-1-1 services, and messaging and location service infrastructure for wireless operators, real-time market data and alerts to financial institutions, mobile asset management and mobile office solutions for enterprises, and encrypted satellite communications to government customers. For more information visit www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’ current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,’’ “intend,” “anticipate,’’ and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, (a) our expectations that the use of location technology will grow in 2006, (b) our expression of confidence in our Swiftlink™ technology and products and expectation of their continued growth through 2005, (c) our expectations about realizing our backlog in 2005, (d) our statement that we expect to generate scale economies through broader use of our E9-1-1 network operations center and (e) our expectation that our new VSAT designs and certifications of our systems for sale into new customer markets will result in [significant] year over year revenue growth from the product line in 2005.

Our backlog at any given time may be affected by a number of factors, including contracts being renewed or new contracts being signed before existing contracts are completed. Some of our backlog could be canceled for causes such as late delivery, poor performance, and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

The actual results realized by the Company could differ materially from the statements made herein, depending in particular upon the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the Company’s financial results and the ability of the Company to (i) reach and sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its sales and business offerings in the wireless data industry, (vi) develop software without any errors or defects, (vii) have sufficient capital resources to fund the company’s operations, (viii) protect its intellectual property rights, (ix) implement its sales and marketing strategy, and (x) successfully integrate the assets and personnel of acquired entities, such as the assets acquired from Aether Systems, Inc. and Kivera, Inc. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

GAAP to non-GAAP Reconciliation
The company’s management evaluates and makes operating decisions using various operating measures. These measures are generally based on the company’s revenues and certain costs of operations, such as cost of revenues, research and development, sales and marketing and general and administrative expenses. One such measure is adjusted operating income/loss which is a non-GAAP financial measure. This measure consists of GAAP net income/loss excluding non-cash compensation expense, depreciation and amortization of fixed assets, amortization of software development costs, amortization of acquired intangible assets, non-cash financing expenses and non-cash debt conversion expense.

Management believes it is useful in measuring TCS’s operations to exclude non-cash amortization of software development costs and amortization of acquired intangible assets because these expenses primarily represent past costs incurred which generally cannot be changed by management in the short term. Management believes that it also is useful to exclude non-cash financing cost and non-cash debt conversion expense because such costs are primarily related to the company’s January 1, 2004 acquisition of the Enterprise division of Aether Systems, Inc. and relate to past financing arrangements which are not directly correlated with the results of current period operations; rather these non-operating costs are better associated with the company’s financing and investment activities. Management believes that it also is useful to exclude non-cash compensation expense because such costs relate to a 2002 restricted stock grant and to the value of stock options granted to employees who received such awards prior to the Company’s initial public offering in 2000. Such amounts are diminishing and not directly correlated with the results of current period operations. Management further believes that it also is useful to exclude non-cash depreciation and amortization of fixed assets, as such amounts relate to costs which were incurred in previous years and do not necessarily correlate with the costs of capital spending, primarily for technology assets, where the replacement cost of equivalent computing capacity has been declining significantly.

Management believes that non-GAAP adjusted operating income/loss provides useful supplemental information to management and investors regarding the performance of the company’s business operations and facilitates comparisons to our historical operating results. Management also uses this information internally for forecasting and budgeting. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.

The following table reconciles the specific items excluded from GAAP in the calculation of non-GAAP adjusted operating income/loss for the periods shown below:

Consolidated Statement of Operations Reconciliation	3 months ended December 31,		Year ended December 31,
(amounts in thousands)	2004	2003	2004	2003
	(unaudited)		(unaudited)

Net (loss)/income on a GAAP basis	$(12,499)	$1,448	$(18,327)	$(13,486)

Amortization of software development costs	194	108	597	9,035

Non-cash stock compensation expense	245	327	1,195	1,501

Depreciation and amortization of property	2,136	1,667	7,795	6,612
and equipment	—	—	—	—
Amortization of acquired intangible assets	569	116	2,165	531

Non-cash financing cost	586	69	2,017	170

Non-cash debt conversion expense	6,886	—	6,886	—

Adjusted operating income/(loss)	$(1,883)	$3,735	$2,328	$4,363

Consolidated Statement of Operations Reconciliation per Share	3 months ended December 31,		Year ended December 31,

(amounts in thousands, except per share data)	2004	2003	2004	2003

	(unaudited)		(unaudited)

Diluted net (loss)/income on a GAAP basis	$(0.35)	$0.04	$(0.50)	$(0.42)

Amortization of software development costs	0.01	0.00	0.02	0.28

Non-cash stock compensation expense	0.01	0.01	0.03	0.05

Depreciation and amortization of property	0.06	0.05	0.21	0.21
and equipment	—	—	—	—
Amortization of acquired intangible assets	0.02	0.00	0.06	0.02

Non-cash financing cost	0.02	0.00	0.05	0.01

Non-cash debt conversion expense	0.19	—	0.19	—

Adjusted operating income/(loss)	$(0.05)	$0.11	$0.06	$0.14

Shares used in calculation of diluted net (loss)/income on a GAAP basis	35,430	34,179	33,373	29,796

Shares used in calculation of diluted adjusted operating income/(loss)	35,430	34,179	36,907	31,868

Shares used in the calculation of GAAP diluted earnings per share are expected to be the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss and an adjusted operating income.

Investors are encouraged to look at GAAP results as the best measure of financial performance. For example, depreciation and amortization of fixed assets are important to consider because they may represent initial expenditures that under GAAP are reported across future fiscal periods. Likewise, non-cash stock compensation expense is an obligation of the company that should be considered. Amortization of software development costs and amortization of acquired intangible assets are the costs identified at the time of an acquisition that are reported across future fiscal periods and, therefore, are important to consider when evaluating our financial performance. Non-cash financing costs as well as non-cash debt conversion costs primarily represent costs incurred to secure debt instruments and the early termination of convertible subordinated debentures issued to fund a specific acquisition. All of these metrics are important generally to financial performance.

Though TCS’s management finds its non-GAAP measure useful to evaluate the performance of TCS’s business, its reliance on this measure is limited because items excluded from such measures often have a material effect on TCS’s earnings and earnings per share calculated in accordance with GAAP. Therefore, TCS’s management typically uses its non-GAAP earnings and earnings per share measures in conjunction with GAAP earnings and earnings per share measures, to address these limitations.

TCS believes that presenting its non-GAAP measure of earnings and earnings per share provides investors with an additional tool for evaluating the performance of the company’s business, which management uses in its own evaluation of performance, and an additional base line for assessing the future earnings potential of the company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental measure since, with a reconciliation to GAAP, it may provide additional insight into our financial results.

TeleCommunication Systems, Inc.
Consolidated Statements of Operations
	(amounts in thousands, except per share data)

	3 months ended December 31,		Year ended December 31,

	2004	2003	2004	2003

	(unaudited)		(unaudited)

Revenue

Service bureau and subscriber	$18,584	$9,384	$78,791	$34,081

Software systems	5,981	5,049	24,664	14,677

Network solutions	6,879	10,013	39,230	43,307

Total revenue	31,444	24,446	142,685	92,065

Direct costs of revenue

Direct cost of service bureau and subscriber revenue	11,232	4,126	49,176	16,392

amortization of software development costs of

$0, $0, $0, and $161, respectively

Direct cost of software systems revenue, including	3,371	1,743	12,956	15,332

amortization of software development costs of

$194, $108, $597, and $8,874, respectively

Direct cost of network solutions revenue	4,332	6,139	24,869	28,492

Total direct cost of revenue	18,935	12,008	87,001	60,216

Gross profit of service bureau and subscriber	7,352	5,258	29,615	17,689

Gross profit/(loss) of software systems	2,610	3,306	11,708	(655)

Gross profit of network solutions	2,547	3,874	14,361	14,815

Total gross profit	12,509	12,438	55,684	31,849

Operating costs and expenses

Research and development expense	5,074	4,244	19,473	16,932

Sales and marketing expense	3,389	2,243	12,982	8,917

General and administrative expense	4,884	2,916	19,258	11,251

Non-cash stock compensation expense	245	327	1,195	1,501

Depreciation and amortization of property and equipment	2,136	1,667	7,795	6,612

Amortization of acquired intangible assets	569	116	2,165	531

Total operating costs and expenses	16,297	11,513	62,868	45,744

(Loss)/income from operations	(3,788)	925	(7,184)	(13,895)

Cash interest expense	(281)	(245)	(1,179)	(918)

Non-cash financing cost	(586)	(69)	(2,017)	(170)

Debt conversion expense	(7,886)	-	(7,886)	-

Other (expense)/income, net	42	837	(61)	1,497

Net (loss)/income	$(12,499)	$1,448	$(18,327)	$(13,486)

(Loss)/earnings per share-basic	$(0.35)	$0.05	$(0.55)	$(0.45)

(Loss)/earnings per share-diluted	$(0.35)	$0.04	$(0.55)	$(0.45)

Weighted average shares outstanding- basic	35,430	30,186	33,373	29,796

Weighted average shares outstanding- diluted	35,430	34,179	33,373	29,796

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)

	December 31,	December 31,

	2004	2003

Assets	(unaudited)

Current assets:
Cash and cash equivalents	$18,251	$18,785

Accounts receivable, net	23,952	20,208

Unbilled receivables	10,021	8,862

Inventory	3,985	451

Other current assets	2,904	1,915

Total current assets	59,113	50,221

Property and equipment, net	18,009	11,449

Software development costs, net	2,791	518

Acquired intangible assets, net	5,842	-

Goodwill	15,573	—

Other assets	1,588	3,092

Total assets	$102,916	$65,280

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and accrued expenses	$19,183	$12,148

Deferred revenue	5,614	1,683

Current portion of capital leases and notes payable	14,758	7,852

Total current liabilities	39,555	21,683

Capital leases and notes payable, less current portion	3,634	6,746

Total stockholders' equity	59,727	36,851

Total liabilities and stockholders' equity	$102,916	$65,280